Exhibit 10.46

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into on November 3, 2011 (the “Effective Date”), by and among YRC Worldwide Inc., a Delaware corporation (together with its successors and assigns, the “Company”) and Jamie G. Pierson (“Executive”).

WHEREAS, Executive and the Company wish to enter into an employment relationship on the terms and conditions set forth in this Agreement.

WHEREAS, the Board of Directors of the Company (the “Board”) has authorized the Company to enter into this Agreement; and

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the validity and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Term of Employment. The Company hereby agrees to employ Executive under this Agreement, and Executive hereby accepts such employment, for the term provided in this Section 1 (the “Term of Employment”). Except as provided in this Section 1, the Term of Employment shall commence as of the Effective Date and shall end on December 31, 2015. The Term of Employment may be sooner terminated by either party in accordance with Section 6 of this Agreement. For the avoidance of doubt, the sole remedies for early termination of the Term of Employment are as provided in Section 8 of this Agreement.

2. Position, Duties and Responsibilities.

(a) During the Term of Employment, Executive shall serve as the Chief Financial Officer of the Company and of such of its subsidiaries as the Board may request, reporting to the Chief Executive Officer of the Company (the “CEO”) and the Board, and shall perform such lawful duties as are specified from time to time by the CEO and/or the Board that are commensurate with his position as Chief Financial Officer.

(b) During the Term of Employment, Executive shall perform his duties faithfully and to the best of his abilities and shall devote all of his business time, on a full time basis, to the business and affairs of the Company and shall use his best efforts to advance the best interest of the Company and shall comply with all of the written policies of the Company, including, without limitation, such written policies with respect to legal compliance, conflicts of interest, confidentiality, insider trading, code of conduct and business ethics as are from time to time in effect (collectively, and as amended or modified from time to time by the Board in its discretion, the “Policies”).

(c) During the Term of Employment, Executive hereby agrees that his services will be rendered exclusively to the Company and Executive shall not directly or indirectly render services to, or otherwise act in a business or professional capacity on behalf of or for the benefit of, any other Person (as defined below) as an employee, advisor, member of a board or similar governing body, sole proprietor, independent contractor, agent, consultant, representative or otherwise, whether or not compensated, except as may otherwise be explicitly permitted by the Board in writing in accordance with the Policies following receipt of notice from Executive regarding any such matter. During the Term of Employment, Executive further agrees that he shall not seek, solicit, or otherwise look for employment (whether as an employee, consultant or otherwise) with any other Person. “Person” or “person”, as used in this Agreement, means any individual, partnership, limited partnership, corporation, limited liability company, trust, estate, cooperative, association, organization, proprietorship, firm, joint venture, joint stock company, syndicate, company, committee, government or governmental subdivision or agency, or other entity, in each case, whether or not for profit.

(d) Executive’s services hereunder shall be performed by Executive in the Company’s principal executive offices in Overland Park, Kansas; provided, that, Executive may be required to travel for business purposes during the Term of Employment.

(e) Upon expiration of the Term of Employment or the termination of Executive’s employment for any reason, upon the request of the Board, Executive shall resign, in writing, from any positions he then holds with the Company and its subsidiaries, including, if applicable, membership on the Board and/or other boards of the Company’s subsidiaries.

3. Base Salary. Commencing as of the Effective Date, the Company shall pay Executive an annualized Base Salary of six hundred thousand U.S. dollars ($600,000) (“Base Salary”), payable in accordance with the regular payroll practices applicable to senior executives of the Company. During the Term of Employment, the Board may increase (but not decrease) Executive’s Base Salary in its discretion. Except as otherwise provided in this Agreement, Executive shall not be entitled to receive any additional consideration for service during the Term of Employment as a member of the board of directors and/or as an officer or employee of any subsidiary.

4. Incentive Compensation.

(a) Restricted Stock Award. Provided Executive is still then employed, as soon as administratively feasible following (i) the date the shareholders approve the Company’s new management incentive plan (the “Plan”) and (ii) the Company has effectuated the reverse stock split of the Company’s common stock (the “Grant Date”), Executive shall be granted a restricted stock award on 0.3% of the outstanding common stock of the Company, calculated on a fully-diluted basis, as of the Grant Date (the “Initial Award”). The Initial Award shall be subject in all respects to the terms of the applicable restricted stock award agreement evidencing the Initial Award and the Plan; provided, that, the Initial Award shall provide in part that 25% of the shares subject to such award shall be released from restriction and vest on January 1, 2013 and that an additional 25% of the shares subject to such award shall be released from restriction and vest on each of the second, third and fourth anniversaries of the Effective Date; provided, further, that, Executive is still then employed by the Company on each such date. In addition, subject to applicable legal and accounting restrictions, the Initial Award will provide that Executive may elect to satisfy his minimum income tax withholding obligations by having the Company withhold a sufficient number of shares with a fair market value equal to such withholding obligation. Executive will have an opportunity to review and provide input on the applicable restricted stock award agreement evidencing the Initial Award.

(b) Performance Awards. Provided that Executive is continuously employed through the end of the first day of the first calendar month following the end of the respective fiscal year, within ninety (90) days following the end of each of the four completed fiscal years beginning with fiscal year 2012, Executive shall be granted a restricted award of common stock of up to 0.175% of the outstanding common stock of the Company, calculated on a fully-diluted basis, as of the Grant Date, if one or more pre-established performance goals for such completed fiscal year established by the Compensation Committee of the Board (the “Committee”), after consultation with Executive, have been achieved, as determined by the Committee (each, a “Performance Award”). A Performance Award shall be 50% vested upon the date of grant and 50% vested on the first anniversary of the date of grant; provided, that, Executive has not been terminated pursuant to Section 6(c) or Section 6(e)(i) prior to such anniversary or such grant date (but after remaining continuously employed as required pursuant to the beginning of this Section 4(b)), as applicable. In addition, subject to applicable legal and accounting restrictions, the Performance Award will provide that Executive may elect to satisfy his minimum income tax withholding obligations by having the Company withhold a sufficient number of shares with a fair market value equal to such withholding obligation. This Section 4(b) shall survive expiration of the Agreement for so long as is necessary to give effect thereto, although this survival clause shall not be construed as a guarantee of Executive’s employment for any particular period. The scheduled vesting of the Initial Award and the Performance Award(s) are set forth on Annex A hereto.

(c) Claw-Back. If, pursuant to Section 10D of the Securities Exchange Act of 1934, as amended (the “Act”), the Company would not be eligible for continued listing, if applicable, under Section 10D(a) of the Act if it did not adopt policies consistent with Section 10D(b) of the Act, then, in accordance with those policies that are so required, any incentive-based compensation payable to Executive under this Agreement or otherwise shall be subject to claw-back in the circumstances, to the extent, and in the manner, required by Section 10D(b)(2) of the Act, as interpreted by rules of the Securities Exchange Commission.

(d) Cash Bonus Plan. The Company shall provide Executive a cash performance bonus (“Bonus”) based on Executive’s achievement of certain performance criteria (“Performance Criteria”) for fiscal year 2012, provided, that, Bonus will not exceed two hundred fifty thousand U.S. dollars ($250,000).

(e) Retention Bonus.

(i) On the Effective Date, the Executive shall be paid an amount equal to $640,000 (the “Signing Bonus”) and an additional $560,000 (the “Retention Bonus”) shall be placed into escrow and shall be paid pursuant to the terms of the Escrow Agreement attached hereto as Annex B (the “Escrow Agreement”).

(ii) For the avoidance of doubt, if the Term of Employment is terminated for any reason that does not entitle Executive to payments under the Escrow Agreement, including, for example, a termination by Executive without Good Reason pursuant to Section 6(e)(i), any unpaid Retention Bonus shall be forfeited and the Company shall have a claim against Executive for all amounts held in the Escrow

Account (as defined in the Escrow Agreement). Following any termination of employment upon which the Executive is not entitled to any further payment of the Retention Bonus pursuant to this Agreement, Executive shall instruct the Escrow Agent (as defined in the Escrow Agreement) to unconditionally release any remaining Escrow Amounts and pay such amounts to the Company. The parties hereby agree that upon release of the Escrow Amounts by the Escrow Agent to the Company, the Company’s claim against Executive for any such amounts shall be fully satisfied and the Company shall have no further claims against Executive to any further amounts with respect to the Retention Bonus.

(f) Excess Compensation Limit. Notwithstanding anything herein to the contrary, any taxable compensation, including, without limitation, Base Salary, Bonuses, taxable fringe benefits and perquisites, payable by the Company to Executive shall in no event exceed one million dollars ($1,000,000) (as adjusted) in any calendar year commencing prior to January 1, 2013 so as to result in any accelerated pension contributions or other additional pension expense payable by the Company pursuant to the Preservation of Access to Care for Medicare Beneficiaries and Pension Relief Act of 2010 or other similar law.

5. Other Benefits.

(a) Employee Benefits. During the Term of Employment, Executive shall be entitled to participate in such employee benefit plans and insurance programs made available generally to senior executives of the Company, or which it may adopt from time to time, for its employees, in accordance with the eligibility requirements for participation therein.

(b) Vacations. During the Term of Employment, Executive shall be entitled to four (4) weeks paid vacation per year to be accrued and taken in accordance with the normal vacation policies of the Company. Accrued but unused vacation shall be paid following Executive’s termination of employment in accordance with the Company’s normal vacation policy in effect from time to time.

(c) Reimbursement of Business and Other Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such expenses, subject to documentation and subject to the expense reimbursement policies of the Company during the Term of Employment.

(d) Automobile Allowance. Company shall provide Executive an automobile allowance of one thousand U.S. dollars ($1,000) per month during the Term of Employment.

(e) Relocation Assistance. Executive shall be entitled to relocation benefits commensurate with the Executive’s position, in accordance with the Company’s relocation program as in effect from time to time.

(f) Temporary Housing; Travel. The Company shall reimburse Executive, subject to documentation and the expense reimbursement policies of the Company, for all temporary living expenses in Overland Park, Kansas (or a location near Overland Park, Kansas) and all reasonable costs incurred in Executive’s weekly travel from the Executive’s home in Dallas, Texas to

Overland Park, Kansas; provided, that such temporary living and weekly travel expenses shall not exceed six thousand U.S. dollars ($6,000) per month. Executive shall be entitled to receive from the Company an additional payment (a “Gross-Up Payment”) equal to the product of (i) the payments and reimbursements provided to Executive under this Section 5(f) which the Company determines constitutes taxable income to Executive, multiplied by (ii) 0.3. Any Gross-Up Payment shall be made to Executive no later than March 15 of calendar year following the calendar year in which the expense to which the Gross-Up Payment relates was incurred.

6. Termination of Employment. Executive’s employment hereunder may be terminated during the Term of Employment under the following circumstances:

(a) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(b) Disability. The Company shall have the right to terminate Executive’s employment hereunder for Disability (as defined below). For purposes of this Agreement, “Disability” shall mean Executive’s inability to perform his duties hereunder on a full-time basis for a period of ninety days during any three hundred sixty-five (365) day period, as a result of physical or mental incapacity as determined by a medical doctor reasonably selected in good faith by the Board.

(c) For Cause. The Company shall have the right to terminate Executive’s employment for Cause (as defined in this Section 6(c)). Upon the reasonable belief by the Board that Executive has committed an act (or failure to act) which constitutes Cause, the Company may immediately suspend Executive from his duties herein and bar him from their premises during the Board’s investigation of such acts (or failures to act) and any such suspension shall not be deemed to be a breach of this Agreement by the Company and/or otherwise provide Executive a right to terminate his employment for Good Reason (the “Investigation Period”). If Executive is ultimately terminated for Cause following the Investigation Period, which shall not exceed one-hundred eighty (180) days, then Executive’s employment shall be deemed to have been terminated as of the first day of such Investigation Period for all purposes under this Agreement (other than with respect to the payment of Base Salary, participation and vesting in the Company’s qualified defined contribution plan, and the provision of welfare (i.e., health, dental, life insurance, and vacation) benefits during the Investigation Period). For purposes of this Agreement, “Cause” shall mean (i) Executive’s commission or guilty plea or plea of no contest to a felony (or its equivalent under applicable law) or a misdemeanor that involves moral turpitude, (ii) conduct by Executive that constitutes fraud or embezzlement or any acts of dishonesty in relation to his duties with the Company, (iii) Executive having engaged in negligence, bad faith or misconduct which causes either material reputational or material economic harm to the Company or its affiliates, (iv) Executive’s continued refusal to substantially perform Executive’s essential duties hereunder, which refusal is not remedied within ten (10) days after written notice from the Board (which notice specifies in reasonable detail the grounds constituting Cause under this subclause), or (v) Executive’s breach of his obligations under this Agreement or the Policies maintained by the Company, which is not cured, if curable, within ten (10) days after the Company notifies Executive of such breach (which notice specifies in reasonable detail the grounds constituting Cause under this subclause). For the avoidance of doubt, Cause shall not exist under subclause (v) of this Section 6(c) as a result of Executive’s poor performance of his duties.

(d) Without Cause. The Company shall have the right to terminate Executive’s employment hereunder without Cause at any time by providing Executive with a Notice of Termination.

(e) By Executive. Executive shall have the right to terminate his employment hereunder:

(i) without Good Reason (as defined in this Section 6(e)) by providing the Company with a Notice of Termination at least one hundred twenty (120) days prior to such termination (which advance notice may be waived by the Company).

(ii) with Good Reason as set forth herein. For purposes of this Agreement, Executive shall have “Good Reason” to terminate his employment if, within thirty (30) days after he knows (or has reason to know) of the occurrence of any of the following events, Executive provides written notice requesting cure to the Board of such events, and the Board fails to cure, if curable, such events within thirty (30) days following receipt of such notice, and the Executive actually terminates his employment within ninety (90) days following the expiration of such cure period: (i) a material reduction in Executive’s Base Salary; (ii) any material diminution in Executive’s duties or responsibilities or the assignment to him of duties or responsibilities that materially impair his ability to perform the duties or responsibilities then assigned to him or normally assigned to the chief financial officer of an enterprise of the size and structure of the Company or (iii) any material breach by the Company of their obligations to the Executive under this Agreement.

(f) Due to Expiration of the Term of Employment. Unless otherwise agreed to by the parties in writing, Executive’s employment and this Agreement (other than provisions intended to survive) shall terminate upon the expiration of the Term of Employment.

7. Termination Procedure.

(a) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Term of Employment (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 6(b), fifteen (15) days after Notice of Termination, and (iii) if

Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date set forth in such notice (but within ninety (90) days after the giving of such notice); provided, however, that the notice period for a termination by Executive without Good Reason shall be, unless waived by the Company, at least one hundred twenty (120) days) after the giving of such Notice of Termination.

8. Compensation Upon Termination. In the event Executive’s employment terminates during the Term of Employment, the Company shall provide Executive with the payments set forth below. The severance payments described in Section 8(b) shall be in lieu of any other severance or termination benefits that Executive may otherwise be eligible to receive under any severance policy, plan or program maintained by the Company or its subsidiaries or as otherwise mandated by law. To the extent that the Company and/or its subsidiaries are required to pay Executive severance or termination pay under any such severance policy, plan, program or applicable law, the amounts payable pursuant to this Section 8 shall be reduced, but not below zero, on a dollar for dollar basis.

(a) Termination for Cause or Without Good Reason, Death, Disability or Expiration of the Term. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, or upon Executive’s death or Disability or upon the expiration of the Term of Employment:

(i) within ten (10) business days following such termination, the Company shall pay to Executive (or his beneficiary or estate) any unpaid Base Salary earned through the Date of Termination;

(ii) within thirty (30) days following such termination, the Company shall reimburse Executive pursuant to Section 5(c) for reasonable expenses incurred but not paid prior to such termination of employment; and

(iii) the Company shall provide to Executive other or additional benefits (if any), in accordance with the then-applicable terms of any then-applicable plan, program, agreement or other arrangement of any of the Company, or of any of their subsidiaries, in which Executive participates (the rights described in clauses (i) to (iii) are collectively referred to as the “Accrued Obligations”).

(b) Termination Without Cause or for Good Reason. In the event that Executive’s employment under this Agreement is terminated by the Company without Cause under Section 6(d) of this Agreement or by Executive with Good Reason during the Term of Employment, the Company shall pay or provide to Executive the Accrued Obligations and subject to Executive’s signing (and not revoking) a general release of claims in a form reasonably acceptable to the Company within twenty-one (21) days or forty-five (45) days, whichever period is required under applicable law, the Company shall pay to Executive a severance amount equal to 150% of Executive’s annual rate of Base Salary immediately prior to the Date of Termination, payable in eighteen (18) monthly installments (“Monthly Severance Payments”), commencing on the 60th day following the Date of Termination. Monthly Severance Payments shall be made in accordance with the regular payroll practices of the Company; provided, that, if Executive is in breach of any of his obligations under Section 9 of this Agreement, the Company may cease making the payments under this Section 8(b). Each Monthly Severance Payment shall be treated as a separate payment for the purposes of Section 409A of the Internal Revenue Code of 1986, as amended and the treasury regulations and other guidance promulgated thereunder (the “Code”).

9. Restrictive Covenants.

(a) Acknowledgments. Executive acknowledges that: (i) as a result of Executive’s employment by the Company, Executive has obtained and will obtain Confidential Information (as defined below); (ii) the Confidential Information has been developed and created by the Company and its Affiliates (as defined below) at substantial expense and the Confidential Information constitutes valuable proprietary assets; (iii) the Company and its Affiliates will suffer substantial damage and irreparable harm which will be difficult to compute if, during the Term of Employment and thereafter, Executive should enter a Competitive Business (as defined herein) in violation of the provisions of this Agreement; (iv) the nature of the Company’s and its Affiliates’ business is such that it could be conducted anywhere in the world and that it is not limited to a geographic scope or region; (v) the Company and its Affiliates will suffer substantial damage which will be difficult to compute if, during the Term of Employment or thereafter, Executive should solicit or interfere with the Company’s and its Affiliates’ employees, clients or customers or should divulge Confidential Information relating to the business of the Company and its Affiliates; (vi) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company and its Affiliates; (vii) the Company would not have hired or continued to employ Executive or grant the equity awards and other benefits contemplated under this Agreement unless he agreed to be bound by the terms hereof; and (viii) the provisions of this Agreement will not preclude Executive from other gainful employment, but instead will preclude only an unfair competitive advantage. “Competitive Business” as used in this Agreement shall mean any business which competes, directly or indirectly, with any aspect of the Company’s (or its Affiliates’) business. “Confidential Information” as used in this Agreement shall mean any and all confidential and/or proprietary knowledge, data, or information of the Company and its Affiliates, including, without limitation, any: (A) trade secrets, drawings, inventions, methodologies, mask works, ideas, processes, formulas, source and object codes, data, programs, software source documents, works of authorship, know-how, improvements, discoveries, developments, designs and techniques, and all other work product of the Company and its Affiliates, whether or not patentable or registrable under trademark, copyright, patent or similar laws; (B) information regarding plans for research, development, new service offerings and/or products, equipment purchases, marketing, advertising and selling, distribution, business plans, business forecasts, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers or distribution arrangements; (C) information regarding the skills and compensation of employees, suppliers, agents, and/or independent contractors of the Company and its Affiliates; (D) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Company and its Affiliates; or (E) any other information, data or the like that is labeled confidential or orally disclosed to Executive as confidential. For purposes of this Agreement, an “Affiliate” of an individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity (“Person”) shall mean a Person that directly or indirectly controls, is controlled by, or is under common control with, the Person specified.

(b) Confidentiality. In consideration of the benefits provided for in this Agreement, Executive agrees not to, at any time, either during the Term of Employment or thereafter, divulge, use, publish or in any other manner reveal, directly or indirectly, to any person, firm, corporation or any other form of business organization or arrangement and keep in the strictest confidence any Confidential Information, except (i) as may be necessary to the performance of Executive’s duties hereunder, (ii) with the Company’s express written consent, (iii) to the extent that any such information is in or becomes in the public domain other than as a result of Executive’s breach of any of the obligations hereunder, or (iv) where required to be disclosed by court order, subpoena or other government process and in such event, Executive shall cooperate with the Company in attempting to keep such information confidential. Upon the request of the Company, Executive agrees to promptly deliver to the Company the originals and all copies, in whatever medium, of all such Confidential Information in his possession or control.

(c) Non-Compete. In consideration of the benefits provided for in this Agreement, Executive covenants and agrees that during his employment and for a period of 18 months following the conclusion of his employment for whatever reason, or following the date of cessation of the last violation of this Agreement, or from the date of entry by a court of competent jurisdiction of a final, unappealable judgment enforcing this covenant, whichever of the foregoing is the last to occur (the “Restricted Period”), he will not, for himself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, principal, agent, lender, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly, be employed by, provide services to, in any way be connected, associated or have any interest of any kind in, or give advice or consultation to any Competitive Business.

(d) Non-Solicitation of Employees. In consideration of the benefits provided for in this Agreement, Executive covenants and agrees that during his employment and for a period of twenty-four (24) months following the termination of his employment for whatever reason, or following the date of cessation of the last violation of this Agreement, or from the date of entry by a court of competent jurisdiction of a final, unappealable judgment enforcing this covenant, whichever of the foregoing is the last to occur, Executive shall not, without the prior written permission of the Company, directly or indirectly (i) solicit, employ or retain, or have or deliberately cause any other person or entity to solicit, employ or retain, any person who is employed or is providing services to the Company or its Affiliates at the time of his termination of employment or was or is providing such services within the twelve (12) month period before or after his termination of employment or (ii) request, suggest or deliberately cause any employee of the Company or its Affiliates to breach or threaten to breach any terms of said employee’s agreements with the Company and its Affiliates or to terminate his or her employment with the Company and its Affiliates.

(e) Non-Solicitation of Clients and Customers. In consideration of the benefits provided for in this Agreement, Executive covenants and agrees that during the Restricted Period, he will not, for himself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, lender, principal, agent, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly: (i) solicit or accept any business, in competition with the Company and its Affiliates, from any person or entity who was an existing or prospective customer or client of the Company and its Affiliates at the time of, or at the time during the twelve (12) months preceding, his termination of employment; or (ii) request, suggest or deliberately cause any of the Company’s and its Affiliates’ clients or customers to cancel, reduce, change the terms of or terminate any business relationship with the Company and its Affiliates involving services or activities which were directly or indirectly the responsibility of Executive during his employment.

(f) Post-Employment Property. The parties agree that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method or other work product whatever (whether patentable or subject to copyright, or not, and hereinafter collectively called “discovery”) related to training or marketing methods and techniques that Executive, either solely or in collaboration with others, has made or may make, discover, invent, develop, perfect or reduce to practice during the term of his employment, or within three (3) months thereafter, whether or not during regular business hours, and created, conceived or prepared on the Company’s and its Affiliates’ premises or otherwise and related to the Company’s business, shall be the sole and complete property of the Company and its Affiliates. More particularly, and without limiting the foregoing, Executive agrees that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought); (ii) marks, names or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought); (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered); and (iv) trade secrets, ideas, and concepts ((i)—(iv) collectively, “Intellectual Property Products”) created, conceived or prepared on the Company’s and its Affiliates’ premises or otherwise, whether or not during normal business hours, and related in any way to the Company’s business, shall perpetually and throughout the world be the exclusive property of the Company and its Affiliates, as the case may be, as shall all tangible media (including, but not limited to, papers, computer media of all types and models) in which such Intellectual Property Products shall be recorded or otherwise fixed. Executive agrees that all works of authorship created by Executive during his engagement by the Company shall be works made for hire of which the Company and its Affiliates are the author and owner of copyright. To the extent that any competent decision-making authority should ever determine that any work of authorship created by Executive during his engagement by the Company is not a work made for hire, Executive hereby assigns all right, title and interest in the copyright therein, in perpetuity and throughout the world, to the Company. To the extent that this Agreement does not otherwise serve to grant or otherwise vest in the Company all rights in any Intellectual Property Product created by Executive during his engagement by the Company, or within three (3) months thereafter, Executive hereby assigns all right, title and interest therein, in perpetuity and throughout the world, to the Company. Executive agrees to execute, immediately upon the Company’s reasonable request and without charge, any further assignments, applications, conveyances or other instruments, at any time after execution of this Agreement, whether or not Executive is engaged by the Company at the time such request is made, in order to permit the Company, their Affiliates and/or their respective assigns to protect, perfect, register, record, maintain or enhance their rights in any Intellectual Property Product; provided, that, the Company shall bear the cost of any such assignments, applications or consequences. Upon termination of Executive’s employment with the Company for any reason whatsoever, and at any earlier time the Company so request, Executive will immediately deliver to the custody of the person designated by the Company all originals and copies of any documents and other property of the Company in Executive’s possession or under Executive’s control.

(g) Non-Disparagement. Executive acknowledges and agrees that he will not defame or publicly criticize the services, business, prospects, quality, integrity, veracity or personal or professional reputation of the Company and/or its Affiliates and their respective officers, directors, partners, executives, employees or agents thereof in either a professional or personal manner at any time following the Term of Employment.

(h) Enforcement. If Executive commits a breach of any of the provisions of this Section 9 or Section 4(e)(ii), the Company shall have the right and remedy to seek to have the provisions specifically enforced by any court having jurisdiction (without the posting of any bond or security), it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

(i) Blue Pencil. If, at any time, the provisions of this Section 9 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and Executive and the Company agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(j) EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS SECTION 9 AND HAS HAD THE OPPORTUNITY TO REVIEW ITS PROVISIONS WITH ANY ADVISORS AS HE CONSIDERED NECESSARY AND THAT EXECUTIVE UNDERSTANDS THIS AGREEMENT’S CONTENTS AND SIGNIFIES SUCH UNDERSTANDING AND AGREEMENT BY SIGNING BELOW.

10. Assignability; Binding Nature. The rights and benefits of Executive hereunder shall not be assignable, whether by voluntary or involuntary assignment or transfer by Executive. This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Company, and the heirs, executors and administrators of Executive, and shall be assignable by the Company only to any entity acquiring substantially all of the assets of the Company, whether by merger, consolidation, sale of assets or similar transactions.

11. Representations. Executive represents and warrants to the Company, and Executive acknowledges that the Company has relied on such representations and warranties in employing Executive, that neither Executive’s duties as an employee of the Company nor his performance of this Agreement will breach any other agreement to which Executive is a party, including, without limitation, any agreement limiting the use or disclosure of any information acquired by Executive prior to his employment with the Company. In addition, Executive represents and warrants and acknowledges that the Company has relied on such representations and warranties in employing Executive and that he has not entered into, and will not enter into any agreement, either oral or written, in conflict herewith.

12. Resolution of Disputes. Any dispute concerning the validity, interpretation, enforcement, or breach of this Agreement, or otherwise arising between the parties, shall (except to the extent otherwise provided in Section 9(h) with respect to certain requests for injunctive relief) be submitted to binding arbitration before the American Arbitration Association (“AAA”) for resolution. Such arbitration shall be conducted in the State of Delaware, and the arbitrator will apply Delaware law, including federal law as applied in Delaware courts. The arbitration shall be conducted in accordance with the AAA’s Employment Arbitration Rules, as modified by the terms set forth in this Agreement. The arbitration will be conducted by a single arbitrator, who shall be an attorney who specializes in the field of employment law and shall have prior experience arbitrating employment disputes. The award of the arbitrator shall be final and binding on the parties, and judgment on the award may be confirmed and entered in any state or federal court in the State of Delaware. The arbitration shall be conducted on a strictly confidential basis, and Executive shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with any such a claim, or the result of any arbitration (collectively, “Arbitration Materials”), to any third party, with the sole exception of Executive’s legal counsel, who also shall be bound by all confidentiality terms of this Agreement. In the event of any court proceeding to challenge or enforce an arbitrator’s award, the parties hereby consent to the exclusive jurisdiction of the state and federal courts in the State of Delaware, and agree to venue in that jurisdiction. The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information (and documents containing Confidential Information) under seal to the extent possible and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement. Each party agrees to pay its own costs and fees in connection with any arbitration of a dispute arising under this Agreement, and any court proceeding arising therefrom, regardless of outcome; provided, however, that if Executive prevails on substantially all claims, then the Company shall reimburse Executive for attorneys’ fees reasonably incurred by him.

13. Notices. Any notice, consent, demand, request or other communication given to a Person in connection with this Agreement shall be in writing and shall be deemed to have been given to such Person (a) when delivered personally to such Person or (b) provided that a written acknowledgment of receipt is obtained, five days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such Person (or to such other address as such Person shall have specified by ten (10) days advance notice given in accordance with this Section 13) or (c) in the case of the Company, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have been specified by ten (10) days advance notice given in accordance with this Section 13), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 13.

If to the Company:	10990 Roe Avenue Overland Park, Kansas 66211

If to Executive:	To the address of his principal residence as it appears in the Company’s records, with a copy to him (during the Term of Employment) at the Company’s principal executive office.

If to a beneficiary or transferee:	To the address most recently specified by Executive, beneficiary or transferee through notice given in accordance with this Section 13.

14. Miscellaneous.

(a) Company Representations. Company hereby represents and warrants to Executive that each of the following statements is correct as of the date of this Agreement:

(i) The Company is a corporation organized and validly existing under the laws of the State of Delaware and has been duly authorized by all necessary and appropriate action to enter into this Agreement and to consummate the transactions contemplated herein, and the individual executing this Agreement on behalf of the Company have been duly authorized by all necessary action on behalf of the Company. This Agreement creates a binding and legally enforceable agreement against the Company.

(ii) Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated herein conflict with or will result in a breach of any of the terms, conditions or provisions of

(A) the governing documents under which the Company is constituted; or

(B) any agreement or instrument to which the Company is a party or by which it is bound.

(iii) The Board has approved the employment of Executive pursuant to the Articles of Incorporation, bylaws and any other necessary documents or procedures of the Company.

(b) Entire Agreement. This Agreement and the Escrow Agreement contain the entire understanding and agreement among the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, among them with respect thereto.

(c) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.

(d) Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is set forth in a writing that specifically identifies the provision being amended and that is signed by the parties and in the case of the Company, such amendment has been approved by the Board or its designee. No waiver by any Person of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing that specifically refers to the condition or provision that is being waived and is signed by the waiving Person and in the case of the Company, such waiver has been approved by the Board or its designee.

(e) Headings. The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(f) Beneficiaries/References. Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit under this Agreement following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, transferee, estate or other legal representative.

(g) Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment under this Agreement.

(h) Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Agreement, or under any of the agreements of which forms are attached hereto, any taxes that are required to be withheld pursuant to any applicable law or regulation.

(i) 409A Provisions. Notwithstanding anything herein to the contrary, this Agreement and the Escrow Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code, or shall comply with the requirements of such provision. Notwithstanding any provision in this Agreement or elsewhere to the contrary, if Executive is a “specified employee” within the meaning of Section 409A of the Code, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (i) the date which is six (6) months after Executive’s separation from service (as such term is defined in Section 409A of the Code and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of Executive’s death. Notwithstanding anything in this Agreement, the Escrow Agreement or elsewhere to the contrary, distributions upon termination of Executive’s employment may only be made upon a “separation from service” as determined under Section 409A of the Code and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement, the Escrow Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, the Escrow Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code. To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred; provided, that, Executive has provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’ expense reimbursement policies. Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year. Notwithstanding any of the foregoing to the contrary, the Company and their respective officers, directors, employees, or agents make no guarantee that the terms of this Agreement and the Escrow Agreement as written comply with, or are exempt from, the provisions of Code Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement or the Escrow Agreement as written to comply with, or be exempt from, the provisions of Code Section 409A.

(j) Governing Law. This Agreement shall be governed, construed, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

(k) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

(l) Joint Drafting. The Company and Executive acknowledge and agree that this Agreement was jointly drafted by the Company on the one side and by Executive on the other side. Neither party, nor any party’s counsel, shall be deemed the drafter of this Agreement in any proceeding that may hereafter arise between them.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

YRC WORLDWIDE INC.

By:
Name: James L. Welch
Title: Chief Executive Officer

Executive:

Jamie G. Pierson

ANNEX A

Vesting Terms Applicable to Incentive Compensation Awards

1.	The following vesting terms shall apply with respect to the grant of the Initial Award contemplated by Section 4(a) of the Agreement:

Grant Date	As contemplated by Section 4(a) of the Agreement.
Vesting Dates	25% on January 1, 2013.
25% on November 3, 2013.
25% on November 3, 2014.
25% on November 3, 2015.

2.	The following vesting terms shall apply with respect to the grants of the Performance Awards contemplated by Section 4(b) of the Agreement:

	Grant 1	Grant 2	Grant 3	Grant 4
Grant Date	Between January 1, 2013 and March 31, 2013.	Between January 1, 2014 and March 31, 2014.	Between January 1, 2015 and March 31, 2015.	Between January 1, 2016 and March 31, 2016

Vesting Date(s)	50% on the Grant Date and 50% on the first anniversary of the Grant Date.	50% on the Grant Date and 50% on the first anniversary of the Grant Date.	50% on the Grant Date and 50% on the first anniversary of the Grant Date.	50% on the Grant Date and 50% on the first anniversary of the Grant Date.

ANNEX B

Escrow Agreement